FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206705-16

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This supplement no. 1 to preliminary prospectus is dated October 10, 2018 and relates to the preliminary prospectus, dated October 9, 2018, which may be amended or completed prior to the time of sale.

October 10, 2018

SUPPLEMENT NO. 1 TO PRELIMINARY PROSPECTUS

$918,785,000 (Approximate)

DBGS 2018-C1 Mortgage Trust

(Central Index Key Number 0001752363)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Sponsors and Mortgage Loan Sellers

DBGS 2018-C1 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2018-C1

Deutsche Bank Securities		Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners

Academy Securities		Drexel Hamilton
Co-Managers

 This Supplement No. 1 to Preliminary Prospectus, dated October 10, 2018 (this “Supplement”), relates to the offering of DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-C1 (collectively, the “Offered Certificates”) and clarifies, updates or adds the following information to the Preliminary Prospectus, dated October 9, 2018 and filed with the Securities and Exchange Commission under accession number 0001539497-18-001606 (the “Preliminary Prospectus”). Capitalized terms not defined herein are used as defined in the Preliminary Prospectus):

•        With respect to the College Park Plaza Mortgage Loan (0.5%), (i) the borrower entered into a three year lease extension with Burlington Mattress Co., LLC on October 8, 2018, which extends the term of the lease until June 30, 2022, and the lender has agreed to waive the lease sweep period under the loan documents, and (ii) the borrower and lender amended the loan agreement on October 9, 2018 to extend the defeasance lock-out period to the earlier of two years after the Closing Date or four years after the origination date. As a result, the College Park Plaza Loan will not be an Early Defeasance Loan and the College Park Plaza Loan REMIC will not be formed. All references in the Preliminary Prospectus to the “College Park Plaza REMIC Declaration”, “College Park Plaza Loan REMIC”, “College Park Plaza Loan REMIC Regular Interest” and “College Park Plaza Residual Interest” should be disregarded.

Except as modified above, the Preliminary Prospectus remains unmodified.

This Supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this Supplement, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Preliminary Prospectus, the term sheet and any other prior similar materials relating to the Offered Certificates. The information in this Supplement may be amended or supplemented. This Supplement is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this Supplement and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS SUPPLEMENT IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, THE TIME OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE

RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED, THE INVESTOR HAS OTHERWISE TAKEN ALL ACTIONS THE INVESTOR MUST TAKE TO BECOME COMMITTED TO PURCHASE THE OFFERED CERTIFICATES, AND THE INVESTOR HAS THEREFORE ENTERED INTO A CONTRACT OF SALE; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS SUPPLEMENT, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS SUPPLEMENT SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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